Term sheet No. J11 To the Prospectus dated March 29, 2007 Prospectus Supplement dated March 24, 2008 Underlying Supplement dated August 13, 2008 and Product Supplement dated August 13, 2008	Filed Pursuant to Rule 433 Registration Statement No. 333-132936-14 September 2, 2008

Structured Investments	Credit Suisse
$
Contingent Upside Participation Knock-Out Notes Linked to the Financial Select Sector SPDR® Fund due September 9, 2010
General
•
The notes are designed for investors who desire full principal protection and who wish to participate in up to the first 47.00% of the appreciation in the Financial Select Sector SPDR® Fund (the “fund”) over the term of the notes.  Investors should be willing to forgo interest and dividend payments, and receive a reduced return if the appreciation of the fund is greater than 47.00% during the term of the notes or receive no return if there is no knock-out event and no appreciation in the fund during the term of the notes.

•	Senior unsecured obligations of Credit Suisse, acting through its Nassau Branch, maturing September 9, 2010*.
•	Minimum denominations of $50,000 and integral multiples of $1,000 in excess thereof.
•	The notes are expected to price on or about September 3, 2008 and are expected to settle on or about September 8, 2008.
Key Terms
Issuer:	Credit Suisse, acting through its Nassau Branch (Standard & Poor’s AA-, Moody’s Aa1)**
Index Fund:	The Financial Select Sector SPDR® Fund (the “fund”).
Tracking Index:
The Financial Select Sector Index (the “tracking index”).  For additional information, see “Selected Purchase Considerations — Return Linked to the Financial Select Sector SPDR Fund” and “Selected Risk Considerations — The Performance of the Index Fund May Not Correlate to the Performance of the Tracking Index.”

Payment at Maturity:	At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the additional amount, which may be zero.
Additional Amount:
The additional amount will be calculated as follows:
●      if the final level of the fund is greater than the initial level of the fund and no knock-out event has occurred, the additional amount will equal $1,000 multiplied by the underlying return.
●      If a knock-out event has occurred during the monitoring period, the additional amount will equal the fixed payment.
●      If the final level of the fund is less than or equal to the initial level of the fund and no knock-out event has occurred, the additional amount will equal zero.

Knock-Out Event:	A knock-out event occurs if, on any trading day during the monitoring period, the closing level of the fund is greater than the knock-out level.
Knock-Out Level:	147% of the initial level of the fund.
Monitoring Period:	The period from the trade date to and including the final valuation date.
Fixed Payment:	7.50%, or $75.00 per $1,000 principal amount note.
Underlying Return:	The underlying return of the fund is calculated as follows:
final level of the fund – initial level of the fund
initial level of the fund
Initial Level:	The closing level of the fund on the trading date, which is expected to be on or about September 3, 2008.
Final Level:	The closing level of the fund on the final valuation date.
Share Adjustment Factor:	The closing level of the fund is subject to the share adjustment factor, as described under “Description of the Securities—Redemption amount” in the accompanying product supplement.
Trade Date:	September 3, 2008
Final Valuation Date:	September 3, 2010*
Maturity Date:	September 9, 2010*
CUSIP:	22546EDK7
*	Subject to postponement in the event of a market disruption event as described in the accompanying product supplement under “Description of the Securities—Market disruption events.”
**
A credit rating is not a recommendation to buy, sell, or hold the notes, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued by Credit Suisse, does not enhance, affect or address the likely performance of the notes other than the ability of the Issuer to meet its obligations.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page IS-2 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.
Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling 1-800-584-6837.
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per note	$1,000	$15	$985
Total	$	$	$
(1) Certain fiduciary accounts will pay a purchase price of $985 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2) J.P. Morgan Securities Inc., which we refer to as JPMSI, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. JPMorgan Chase Bank, N.A. will forego fees for sales to fiduciary accounts. JPMSI will receive a fee from Credit Suisse or one of our affiliates of 1.50% of the principal amount of the notes. Please see “Supplemental Plan of Distribution” in this term sheet for information about fees.
The notes are not deposit liabilities and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

JPMorgan
Placement Agent
September 2, 2008

Additional Terms Specific to the Notes

You should read this term sheet together with the prospectus dated March 29, 2007, as supplemented by the prospectus supplement dated March 24, 2008, the product supplement dated August 13, 2008 and the underlying supplement dated August 13, 2008, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated March 29, 2007:

http://www.sec.gov/Archives/edgar/data/1053092/000104746908007941/a2186710z424b2.htm

•	Prospectus supplement dated March 24, 2008:

http://www.sec.gov/Archives/edgar/data/1053092/000104746908003313/a2184026z424b2.htm

•	Product supplement dated August 13, 2008:

http://www.sec.gov/Archives/edgar/data/1053092/000095010308002104/dp10958_424b2.htm

•	Underlying supplement dated August 13, 2008:

http://www.sec.gov/Archives/edgar/data/1053092/000104746908009305/a2187063z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this term sheet, the ‘‘Company,’’ ‘‘we,’’ ‘‘us,’’ or ‘‘our’’ refers to Credit Suisse.

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note

The following table illustrates the payment at maturity (including, where relevant, the payment of the additional amount) for a $1,000 principal amount note for a hypothetical range of performance for the fund and assumes a knock-out level of greater than $30.87, which is equal to 147% of a hypothetical initial level of $21.00, a fixed payment of $75.00 per $1,000 principal amount note and that the highest fund closing prices during the monitoring period are as set forth under the column “Largest percentage change during the Monitoring Period.”  The following results are based solely on the assumptions stated above.  You should consider carefully whether the notes are suitable to your investment goals.  The numbers appearing in the following table and described above have been rounded for ease of analysis.

Final Level	Underlying Return	Largest percentage change during the Monitoring Period	Additional Amount		Principal		Payment at Maturity
$31.50	50.00%	50.00%	$75.00	+	$1,000.00	=	$1,075.00
$30.87	47.00%	47.00%	$470.00	+	$1,000.00	=	$1,470.00
$30.87	47.00%	50.00%	$75.00	+	$1,000.00	=	$1,075.00
$27.30	30.00%	32.00%	$300.00	+	$1,000.00	=	$1,300.00
$27.30	30.00%	50.00%	$75.00	+	$1,000.00	=	$1,075.00
$25.20	20.00%	20.00%	$200.00	+	$1,000.00	=	$1,200.00
$25.20	20.00%	50.00%	$75.00	+	$1,000.00	=	$1,075.00
$23.10	10.00%	12.00%	$100.00	+	$1,000.00	=	$1,100.00
$23.10	10.00%	50.00%	$75.00	+	$1,000.00	=	$1,075.00
$21.00	0.00%	5.00%	$0	+	$1,000.00	=	$1,000.00
$18.90	-10.00%	12.00%	$0	+	$1,000.00	=	$1,000.00
$18.90	-10.00%	50.00%	$75.00	+	$1,000.00	=	$1,075.00
$16.80	-20.00%	24.00%	$0	+	$1,000.00	=	$1,000.00
$16.80	-20.00%	50.00%	$75.00	+	$1,000.00	=	$1,075.00
$14.70	-30.00%	35.00%	$0	+	$1,000.00	=	$1,000.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The highest closing price of the fund during the monitoring period was $23.52, and the final level of the fund was $23.10.  Because the closing price of one share of the fund was less than the knock-out level on each trading day during the monitoring period, a knock-out event has not occurred, the additional amount is equal to $100, and the final payment at maturity is equal to $1,100 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 x ($23.10-$21.00)/$21.00)] = $1,100

Example 2: The highest closing price of the fund during the monitoring period was $31.50, and the final level of the fund was $23.10.  Because the closing price of the fund was greater than the knock-out level on at least one trading day during the monitoring period, a knock-out event has occurred, the additional amount is equal to the fixed payment of $75.00, and the final payment at maturity is equal to $1,075 per $1,000 principal amount note, calculated as follows:

$1,000 + $75.00 = $1,075

Example 3: The highest closing price of the fund during the monitoring period was $31.50, and the final level of the fund was $29.40.  Because the closing price of the fund was greater than the knock-out level on at least one trading day during the monitoring period, a knock-out event has occurred even though the underlying return of 40.00% is less than the knock-out level and the additional amount is equal to the fixed payment of $75.00, and the final payment at maturity is equal to $1,075 per $1,000 principal amount note, calculated as follows:

$1,000 + $75.00 = $1,075

Example 4: The highest closing price of the fund during the monitoring period was $30.88, and the final level of the fund was $18.90.  Because the closing price of the fund was greater than the knock-out level on at least one trading day during the monitoring period, a knock-out event has occurred, and the additional amount is equal to the fixed payment of $75.00, and the final payment at maturity is equal to $1,075 per $1,000 principal amount note, calculated as follows:

$1,000 + $75.00 = $1,075

Example 5: The highest closing price of the fund during the monitoring period was $26.04, and the final level of the fund was $16.80.  Because the final level of the fund was lower than the initial level of the fund and the closing price of the fund was less than the knock-out level on each trading day during the monitoring period, a knock-out event has not occurred, and the additional amount is equal to zero.  The final payment per $1,000 principal amount note at maturity is the principal amount of $1,000.

Selected Purchase Considerations

•
PRESERVATION OF CAPITAL AT MATURITY — You will receive at least 100% of the principal amount of your notes if you hold the notes to maturity, regardless of the performance of the fund.  Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
RETURN LINKED TO THE FINANCIAL SELECT SECTOR SPDR® FUND — The return on the notes is linked to the Financial Select Sector SPDR® Fund.  The fund is an exchange-traded fund that trades on the American Stock Exchange LLC, or AMEX and is managed by SSgA Funds Management, Inc. (“SSFM”).  The fund seeks investment results that, before expenses, generally correspond to the price and yield performance of publicly traded equity securities of companies in the financial services sector, as represented by the Financial Select Sector Index, which we refer to as the tracking index.  The tracking index measures the performance of the financial services sector of the U.S. equity market, as defined by the S&P 500® Index.  The tracking index includes companies in the following sub-sectors: banking, mortgage finance, consumer finance, specialized finance, investment banking and brokerage, asset management and custody, corporate lending, insurance and financial investment, and real estate, including real estate investment trusts.  For additional information about the fund and the tracking index, see the information set forth under “The Financial Select Sector SPDR® Fund” in the accompanying underlying supplement.

•
COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE — We will determine the comparable yield for the notes and will provide that comparable yield, and the related projected payment schedule, in the pricing supplement for the notes, which we will file with the SEC.  If the notes had priced on September 2, 2008 and we had determined the comparable yield on that date, it would have been an annual rate of 3.2680%, compounded semiannually.  The actual comparable yield that we will determine for the notes may be more or less than 3.2680%, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities.  Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount, if any, that we will pay on the notes.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the fund, the tracking index or any of the equity securities held by the fund or included in the tracking index.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement and underlying supplement.

•
MARKET RISK — The return on the notes at maturity is linked to the performance of the fund, and will depend on whether a knock-out event occurs and, if not, the appreciation in the fund during the term of the notes.  YOU WILL RECEIVE NO MORE THAN THE FULL PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY IF THE UNDERLYING RETURN IS NEGATIVE AND THE CLOSING PRICE OF THE FUND NEVER EXCEEDS THE KNOCK-OUT LEVEL ON ANY TRADING DAY DURING THE MONITORING PERIOD.

•
THE NOTES MIGHT NOT PAY MORE THAN THE PRINCIPAL AMOUNT — You may receive a lower payment at maturity than you would have received if you had invested in the fund, the equity securities held by the fund or contracts related to the fund or tracking index.  If the closing price the fund is greater than the knock-out level on at least one trading day during the monitoring period, the additional amount will be equal to the $75.00 fixed payment.  This will be true even if the closing price of the fund is greater than the knock-out level at some time during the term of the notes but falls to or below the knock-out level on the final valuation date.  If the closing price of the fund never exceeds the knock-out level on any trading day during the monitoring period and the final level of the fund is equal to or lower than the initial level of the fund, the additional amount will be equal to zero and you will receive only the principal amount of your notes at maturity.

•
THE KNOCK-OUT FEATURE OF THE NOTES MAY LIMIT RETURNS — Your investment in the notes may not perform as well as an investment in a security with a return that is based solely on the performance of the fund.  Your ability to participate in the appreciation of the fund may be limited by the “knock-out” feature of the notes.  In the event that the closing price the fund exceeds the knock-out level on any trading day during the monitoring period, the additional amount will be equal to the $75.00 fixed payment and the total cash payment at maturity for each $1,000 principal amount note will be only $1,075.  Under these circumstances, your return will not reflect any potential increase or decrease in the final level of the fund , as compared to the initial level of the fund.

•
NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the fund or the equity securities held by the fund or included in the tracking index would have.

•
THERE ARE RISKS ASSOCIATED WITH THE FUND — Although shares of the fund are listed for trading on the AMEX and a number of similar products have been traded on the AMEX and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the fund or that there will be liquidity in the trading market.  SSFM is the fund’s investment adviser.  The fund is subject to management risk, which is the risk that the SSFM’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results.  For example, SSFM may invest up to 5% of the fund’s assets in securities not included in the tracking index but which SSFM believes will help the fund track the tracking index, as well as in certain futures, options, swap contracts and other derivatives, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including affiliated money market funds).

•
THE PERFORMANCE OF THE FUND MAY NOT CORRELATE TO THE PERFORMANCE OF THE TRACKING INDEX — The fund will generally invest in all of the equity securities included in the tracking index.  There may, however, be instances where SSFM may choose to overweight another stock in the tracking index, purchase securities not included in the tracking index that SSFM believes are appropriate to substitute for a security included in the tracking index or utilize various combinations of other available investment techniques in seeking to track accurately the tracking index.  In addition, the performance of the fund will reflect additional transaction costs and fees that are not included in the calculation of the tracking index.  Also, corporate actions with respect to the equity securities (such as mergers and spin-offs) may impact the variance between the fund and the tracking index.  Finally, because the shares of the fund are traded on the AMEX and are subject to market supply and investor demand, the market value of one share of the fund may differ from the net asset value per share of the fund.  For all of the foregoing reasons, the performance of the fund may not correlate with the performance of the tracking index.  For additional information about the variation between the performance of the fund and the performance of the tracking index, see the information set forth under “The Financial Select Sector SPDR® Fund” in the accompanying underlying supplement.

•
THE INDEX FUND IS CONCENTRATED IN THE FINANCIAL SERVICES SECTOR — All or substantially all of the equity securities held by the fund are issued by companies whose primary business is directly associated with the financial services sector.  The ability of companies in the financial services sector to generate profits is largely dependent on the availability and cost of capital funds, which may fluctuate significantly when interest rates change.  Recent losses related to the financial difficulties of borrowers involved in “sub-prime” lending practices and other recent developments in the credit market have had and will likely continue to have a negative impact on the financial services sector.  Adverse economic, business or political developments affecting real estate could have a major effect on the value of real estate securities, which are also held by the fund.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting these industries than a different investment linked to securities of a more broadly diversified group of issuers or issuers in a less volatile industry.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•
THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED —The calculation agent will make adjustments to the share adjustment factor for certain events affecting the shares of the fund.  However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the fund.  If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the price of one share of the fund on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•     whether the closing price of the fund has been greater than the knock-out level during the monitoring period;
•     the expected volatility of the fund;
•     the time to maturity of the notes;
•     the dividend rate on the equity securities held by the fund;
•     interest and yield rates in the market generally as well as in the markets of the equity securities held by the fund;
•     a variety of economic, financial, political, regulatory or judicial events; and
•     our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graph sets forth the historical performance of Financial Select Sector SPDR® Fund based on the daily closing price of one share of the fund from January 3, 2003 through August 29, 2008.  The closing price of one share of the fund on August 29, 2008 was $21.42.  We obtained the fund closing prices below from Bloomberg Financial Markets.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical prices of the fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the fund on any trading day during the monitoring period or on the final valuation date.  We cannot give you assurance that the performance of the fund will result in a payment at maturity of more than the principal amount of your notes.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMSI and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMSI and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. JPMSI will receive a fee from Credit Suisse or one of our affiliates that will not exceed 1.50% of the principal amount of the notes.

Certain U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax considerations to U.S. holders (as described below) and certain U.S. federal income tax considerations to non-U.S. holders (as described below) relating to the purchase, ownership and disposition of the securities.  This discussion is limited to holders of securities who purchase the securities in connection with their original issue from us at the “issue price” of the securities (as described below) and who hold the securities as capital assets.

This discussion does not contain a complete analysis of all the potential tax considerations relating to the purchase, ownership and disposition of the securities.  In particular, this discussion does not address all tax considerations that may be important to you in light of your particular circumstances (such as the alternative minimum tax provisions) or under certain special rules.  Special rules may apply, for instance, to certain financial institutions, insurance companies, tax-exempt organizations, U.S. holders whose functional currency for U.S. federal income tax purposes is not the United States dollar, dealers in securities, persons who hold securities as part of a hedge, conversion or constructive sale transaction, or straddle or other integrated or risk reduction transaction, or persons who have ceased to be United States citizens or to be taxed as resident aliens.  In addition, the discussion does not apply to holders of securities that are partnerships.  This discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect.  We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax results described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the securities.

PLEASE CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING, HOLDING, CONVERTING OR OTHERWISE DISPOSING OF THE SECURITIES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS.

As used herein, the term “U.S. holder” means a beneficial owner of a security or our common stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

As used herein, the term “Non-U.S. holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a nonresident alien fiduciary of a foreign estate or trust.

If a partnership (including for this purpose any entity treated as a partnership for U.S. tax purposes) is a beneficial owner of the securities, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership.  A holder of securities that is a partnership and partners in such partnership should consult their own tax advisors about the U.S. federal income tax consequences of holding and disposing of the securities.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY US FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES.  A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

U.S. Holders

Classification of the securities.  By acquiring the securities, you agree with us (in the absence of an administrative determination or judicial ruling to the contrary), for U.S. federal income tax purposes, to treat the securities as indebtedness that is subject to the regulations governing contingent payment debt instruments (the Contingent Debt Regulations) in the manner described below.  The remainder of this discussion assumes that the securities will be so treated and does not address any possible differing treatments of the securities.  However, no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below.  Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein.  Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the securities.  Holders should consult their tax advisors concerning the tax treatment of holding the securities.

Accrual of Interest.  Under the Contingent Debt Regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations.  As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities;

•	require you to accrue original issue discount at the comparable yield (as described below); and

•	generally result in ordinary rather than capital treatment of any gain and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the securities, that equals:

•
the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the securities, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the securities.

The “issue price” of a security will be the first price at which a substantial amount of the securities is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.  The adjusted issue price of a security will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below and decreased by the projected amounts of any payments previously made with respect to the securities (although, as indicated below, no amount is (for federal income tax purposes) projected to be paid prior to the Maturity Date).

Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the securities.  We have determined the comparable yield of the securities based on the rate, as of the initial issue date, at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions similar to the securities.  Accordingly, we have determined that the comparable yield is an annual rate of        %, compounded semi-annually.

We are required to furnish to you the comparable yield and solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments (generally the redemption amount in excess of par paid upon the Maturity Date).  For purposes of this determination — and only for purposes of this determination, which is required for federal income tax purposes — we have assumed that the securities will not be called and will be held until the Maturity Date.  Accordingly, the projected payment schedule attached as Exhibit A indicates that you will receive no interest until the Maturity Date, at which time the projected payment amount includes $        of interest.  For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule are provided solely for the U.S. federal income tax treatment of the securities and do not constitute a projection or representation regarding the actual amount of the payments on a security.

Adjustments to Interest Accruals on the securities.  If the actual contingent payment received on the Maturity Date differs from the projected payment, adjustments will be made for the difference.  If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess.  Such positive adjustment will be treated as additional original issue discount in such taxable year.  If, however, such payment is less than the amount of projected payment, you will incur a negative adjustment equal to the amount of such deficit.  A negative adjustment will:

•	first, reduce the amount of original issue discount required to be accrued in the current year;

•
second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the securities; and

•	third, any excess negative adjustment will reduce the amount realized on a sale, exchange, or redemption of the securities.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Sale, Exchange, or Redemption.  Upon the sale, exchange, or redemption of a security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the security.  Any gain on a security generally will be treated as ordinary income.  Loss from the disposition of a security will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the securities.  Any loss in excess of that amount will be treated as capital loss, which generally will be long-term if the securities were held for more than one year.  The deductibility of net capital losses by individuals and corporations are subject to limitations.

Special rules apply in determining the tax basis of a security.  Your basis in a security is generally your original purchase price for the security increased by original issue discount (before taking into account any adjustments) you previously accrued on the securities and reduced by the projected amount of any payments previously scheduled to be made (without regard to the actual amount paid).

Non-U.S. Holders

Withholding Tax on Payments on Securities.  The payment of principal and interest (including amounts taken into income under the accrual rules described above under “–U.S. Holders”) on a security by us or any paying agent of ours to you will not be subject to the 30% U.S. federal withholding tax.

            Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder with respect to interest and original issue discount on a security if such amounts are effectively connected with a U.S. trade or business of yours.  Effectively connected interest and original issue discount received by a Non-U.S. holder which is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments.  Such effectively connected amounts will not be subject to withholding tax if the holder delivers a Form W-8ECI to the payor.

Backup Withholding and Information Reporting

            Payments of interest or the proceeds of the sale or other disposition of, the securities may be subject to information reporting and U.S. federal backup withholding tax if the recipient of such payment fails to comply with applicable United States information reporting or certification requirements.  Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against the holder’s U.S. federal income tax, provided that the required information is furnished to the IRS.